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                                                      Exhibit 3

                  CERTIFICATE OF AMENDMENT
                           of the
             AGREEMENT AND DECLARATION OF TRUST
                             of
                 NEW ENGLAND ELECTRIC SYSTEM


   We, the undersigned, being two of the Directors and the Secretary of New England Electric System, hereby certify that on April 28, 1992, at a meeting duly called for the purpose on at least twenty (20) days' notice, the shareholders of New England Electric System, by a vote of a majority of the shares present or represented at the meeting, authorized the following amendment to the Agreement and Declaration of Trust of New England Electric System, as previously amended, and that on said day the Board of Directors of New England Electric System by two-thirds vote amended said Agreement and Declaration of Trust, in accordance with the provisions of Article 57 thereof, so that Articles 20, 42, 44, 51, and 54 thereof shall read as follows:

Article 20 (the first four sentences):

   20. The action of the Board of Directors in respect of any matter shall be by vote or resolution passed by the Board at a meeting. Regular meetings of the Board of Directors may be held at such places and at such times as the Board may by vote from time to time determine, and if so determined no notice thereof need be given. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of the Shareholders or a special meeting of the Shareholders held in lieu of such annual meeting. A special meeting of the Board of Directors may be held at any time and at any place when called by the president, secretary or two or more Directors, by giving to each of the Directors reasonable notice thereof, and, without implied limitation, a notice thereof, sent through the post-office in a prepaid letter addressed to any Director, at his usual address, and posted in the United States, at least forty-eight (48) hours before such meeting, shall be deemed sufficient notice to such Director, whether the same be received by him or not, and in computing such time Sundays and holidays shall be included.

Article 42:

   42. An annual meeting of the Shareholders shall be held on the fourth Tuesday of April in every year, or on such other date as the Board of Directors may from time to time fix, at such place designated in the notice, at which meeting the Board of Directors shall lay before the Shareholders financial statements for the last financial year preceding
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   such meeting, and any question may be presented to them or any report of the Board of Directors, or any Director, Trustee, officer, agent or employee of these trusts may be laid before them by the Trustee or by the Board of Directors, president or treasurer of the Company. Purposes for which an annual meeting is to be held additional to those prescribed by law and by these presents may be specified by the Trustee or by the Board of Directors, president or treasurer of the Company. If such annual meeting is omitted on the day herein provided therefor, a special meeting may be held in lieu thereof, and any business transacted or election held at such special meeting shall have the same effect as if transacted or held at the annual meeting.

Article 44:

   44. The Trustee or the Board of Directors, president or treasurer of the Company may whenever they think fit, and the president or secretary of the Company, upon a written request of the holders of one tenth of all the shares at the time outstanding and carrying the right to vote, shall, call or direct any officer of these trusts to call a special meeting of the Shareholders to be held at such place designated in the notice. Every such request shall express the purpose of the meeting and shall be delivered at the principal office of these trusts addressed to the president or secretary of the Company, and in case the said president or secretary shall refuse or fail, for fourteen (14) days after the request shall have been so delivered, to call such special meeting to be held within thirty (30) days after the delivery of the request, the same may be called by the person or persons signing such request or by any three (3) of them. And a special meeting may also be called by the holders of one tenth of the said shares whenever the offices of the Directors shall be entirely vacant.

Article 51:

   51. For the purpose of determining the Shareholders who are entitled to receive payment of any dividend, or who are entitled to vote or act at any meeting or any adjourned session thereof, or who are entitled to receive any offering pursuant to Article 31 hereof, the Board of Directors may from time to time close the register and transfer books for such period, not exceeding sixty (60) days, as the Board may determine; or, without closing the said register or transfer books, the Board may fix a time not more than sixty (60) days before the dividend payment date or the meeting or adjourned session or the date of the offering, as of which the Shareholders entitled to such dividend or entitled to vote or act at any meeting or adjourned session or entitled to such offering shall be determined.
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Article 54:

   54. Every notice to any shareholder required or provided for in these presents may be given to him personally or by sending it to him through the post-office in a prepaid letter addressed to him at his address specified in the share register, and posted in the United States, and shall be deemed to have been given at the time when it is so posted. But in respect of any share held jointly by several persons notice so given to any one of them shall be sufficient notice to all of them. And any notice so sent to the registered address of any Shareholder shall be deemed to have been duly sent in respect of any such share whether held by him solely or jointly with others, notwithstanding he be then deceased or be bankrupt or insolvent, and whether the Directors or Trustee or any person sending such notice have knowledge or not of his death, bankruptcy or insolvency, until some other person or persons shall be registered as holders. And the certificate of the person or persons giving such notice shall be sufficient evidence thereof, and shall protect all persons acting in good faith in reliance on such certificate.

   IN WITNESS WHEREOF we have signed this certificate this 11th day of May, 1992.

                                 s/ John W. Rowe
                                 ______________________________
                                 Director


                                 s/ Joan T. Bok
                                 ______________________________
                                 Director


                                 s/ Frederic E. Greenman
                                 ______________________________
                                 Secretary
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              THE COMMONWEALTH OF MASSACHUSETTS


   On this 11th day of May, 1992, at Westborough,
Massachusetts, before me, a Notary Public within and for the Commonwealth, appeared the above named Joan T. Bok and acknowledged that she acknowledged that she executed the foregoing instrument as her free act and deed.

   Witness my hand and official seal Westborough, Massachusetts.

                       s/ Renee M. Kossuth
                       ___________________________________
                       Notary Public
                       My commission expires:  April 24, 1998

   The foregoing has been duly presented and registered this ____ day of May, 1992.


                       THE FIRST NATIONAL BANK OF BOSTON
                       Trustee of New England Electric System

                            s/ Mark Nelson
                       By:  ___________________________________
                            Authorized Officer